Exhibit 99.1

                                                         COMPANYCONTACT:
                                                         Steve P. Loomis,
                                                         Chief financial Officer
                                                         sloomis@cardiodynam.com
                                                         800-778-4825 Ext. 1015

          CardioDynamics Reports Fourth Quarter and Fiscal 2007 Results
                         with 10% Revenue Growth in 2007

                    First Year of Growth in Past Three Years and Fourth Consecutive Quarterly Revenue Increase Over Prior Year

SAN DIEGO, CA--February 7, 2008--CardioDynamics (Nasdaq: CDIC), the innovator and leader of BioZ(R) Impedance Cardiography (ICG) technology, today reported financial results for its fourth quarter and fiscal 2007. Operating results are for the ICG business and do not include results for Vermed which was sold on August 31, 2007.

Key Financial and Operating Results for Fourth Quarter 2007 Compared with Fourth Quarter 2006

     o    Net ICG sales increased 8% to $6.2 million, up from $5.7 million

     o    International sales increased 57% to $1.0 million, up from $633,000

     o ICG sensor revenue increased 13% to $1.7 million, or 28% of total sales, up from $1.5 million

     o ICG monitor sales increased 11% to 174 units, 100 of which were BioZ Dx systems, 16 BioZ monitors, and 58 Medis ICG monitors, up from 157 ICG monitors

     o    ICG gross profit margin improved slightly to 65%

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     o    ICG gross profit margin was 65%, up from 59%

Key Financial and Operating Results of Fiscal 2007 Compared with Fiscal 2006

     o    Net ICG sales increased 10% to $21.9 million, up from $19.8 million

     o ICG sensor revenue increased 8% to $6.7 million, or 31% of total sales, up from $6.2 million

     o    542 ICG monitors sold, up 9% from 499 monitors

     o Nearly 7,800 ICG monitors and modules sold to date, up 11% from one year ago

     o    ICG gross profit margin was 68%, up from 62%

     o    Operating loss was $4.8 million, an improvement of $3.0 million, or
          38%

     o    Operating cash use of $1.1 million, an improvement of $931,000, or 47%

     o Cash, cash equivalents and short term investments increased $4.5 million to $8.4, principally as a result of the sale of Vermed

     o    Bank debt of $1.7 million was retired during in 2007

Additional Key Operating Milestones for the Fourth Quarter and Fiscal 2007

     o    Completed $8 million sale of Vermed business

     o Received FDA clearance for new ICG clinical parameters and electronic medical record (EMR) interface capability for our BioZ Dx System

     o Commenced landmark PREVENT-HF trial, a multinational randomized controlled trial evaluating whether serial BioZ monitoring in chronic heart failure management will delay or prevent heart failure-related hospitalizations compared with standard clinical care

     o Obtained expanded hypertension coverage from local Medicare contractors for ICG technology in Georgia, Alabama, Mississippi, and South Carolina

     o Entered into strategic alliance agreement with Amarex Clinical Research and a joint marketing agreement with Spacelabs Healthcare, Inc. for pharmaceutical and device clinical trial research

     o Named for the ninth consecutive year in Deloitte & Touche's prestigious listing of the 50 fastest growing technology, media, telecommunications, and life sciences companies in San Diego

Fourth Quarter and Fiscal 2007 Operating Results Discussion

The Company reported net sales increase of 8% to $6.2 million in the fourth quarter 2007 and 10% for full year 2007 to $21.9 million, representing the first year of growth in the last three years. Fourth quarter ICG sales growth was driven by a combination of a 57% increase in international sales and a 13% increase in ICG sensor revenue. Additionally, through ongoing efforts to improve sales force hiring and training, late Q3 2007 new hires contributed 33% of domestic equipment sales in Q4 2007.

ICG sensor revenue was $1.7 million in the fourth quarter of 2007 and $6.7 million for the full year 2007, up 13% and 8%, respectively, over the same periods in 2006. Solid sensor revenue growth continued in the fourth quarter due to the clinical sales team's focused customer service efforts and expansion of the BioZ Activation Process (BAP), which assists physician offices in appropriately assessing and monitoring patients for whom clinicians need BioZ data. To date, there are over 2,000 offices who have initiated the BAP into assessment of patients.

Gross margin as a percentage of sales increased from 62% to 68% in fiscal 2007, largely due to lower manufacturing costs, average unit sales price improvements, increased mix of recurring sensor revenue and lower inventory reserve requirements.

Tight expense control resulted in a 1% overall reduction in 2007 operating expenses with research and development decreasing 13%, sales and marketing increasing 5%, and general and administration expenses decreasing 17%. An overall 3% decrease in company personnel coupled with an $869,000 reduction in external audit fees were the largest contributors to the expense savings and were part of the Company's efforts to accelerate the return to profitability.

Operating loss improved 29% sequentially to $829,000, compared to an operating loss of $1.2 million in third quarter 2007. The operating loss for fiscal 2007 was $4.8 million, a 38% improvement from fiscal 2006 operating loss of $7.8 million.

CEO Comments and Outlook

Michael K. Perry, Chief Executive Officer of CardioDynamics, stated, "We were very pleased with the continued improvement in our key operating metrics during the fourth quarter and throughout 2007. This was our first year of revenue growth in the past three years and our team worked diligently to deliver four consecutive growth quarters and 10% overall growth in 2007. Sensor revenue growth continued strong in the fourth quarter at 13% and demonstrates the clinical usefulness and expanding need for ICG. We were particularly pleased in reducing the operating loss by 38%, a $3.0 million improvement over 2006.

Perry continued, "Completing the sale of Vermed was important for our company during 2007 and has allowed us to focus our resources on the proprietary ICG business, which represents the greatest potential for growth. We are planning for another year of double-digit revenue growth in 2008 and have, as a major objective, achievement of a positive operating cash flow quarter before the end of the year. Over the next five years, we intend to make ongoing investments in clinical research and product development to establish ICG in the treatment guidelines for heart failure and hypertension."

Conference Call Information

Michael K. Perry, Chief Executive Officer, and Steve P. Loomis, Chief Financial Officer, will host a summary of CardioDynamics' fourth quarter and fiscal 2007 results in a conference call today, Thursday February 7, 2008, at 4:30 p.m.
(EDT). To access the conference call, dial 800-346-7359 (Code 7784).

International participants can call 973-528-0008 (Code 7784). A replay of the call will be available for one month following the call at 800-332-6854 (Code
7784). The international replay number is 973-528-0005 (Code 7784). The Internet webcast can be accessed through the Investor Relations section of the Company's website at http://www.cdic.com or at http://phx.corporate-ir.net/playerlink.zhtml?c=86923&s=wm&e=1748762

About CardioDynamics

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called impedance cardiography (ICG). The Company develops, manufactures and markets noninvasive ICG products. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at http://www.cdic.com.

Forward-Looking (Safe Harbor) Statement

Except for historical and factual information contained herein, this press release contains forward-looking statements, such as expectation of the continued revenue growth path including double digit revenue growth in 2008, the achievement of positive operating cash flow, investments in clinical research and product development, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early stage companies, as well as other risks detailed in the Company's filings with the SEC, including its 2006 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.

                    CardioDynamics International Corporation
                 In thousands, except per share data (unaudited)

Selected Consolidated Operational Results

                                                         Three Months Ended   Twelve Months Ended
                                                            November 30,          November 30,
                                                         ------------------   -------------------
                                                            2007      2006       2007      2006
                                                          -------   -------    --------   -------
Net sales                                                 $ 6,151   $ 5,708    $ 21,850   $19,783
Cost of sales                                               2,157     2,025       6,897     7,594
                                                          -------   -------    --------   -------
Gross margin                                                3,994     3,683      14,953    12,189
                                                          -------   -------    --------   -------
Research and development                                      389       484       1,706     1,964
Selling and marketing                                       3,679     3,027      14,780    14,096
General and administrative                                    723       885       3,160     3,820
Amortization of intangible assets                              32        32         147       119
                                                          -------   -------    --------   -------
Loss from operations                                         (829)     (745)     (4,840)   (7,810)
Gain (loss) on derivative instruments                          --      (274)         --     1,190
Other expense, net                                           (166)     (250)       (846)     (756)
                                                          -------   -------    --------   -------
Loss before income taxes and minority interest               (995)   (1,269)     (5,686)   (7,376)
Income tax provision                                         (126)      (60)       (321)     (174)
Minority interest in income of subsidiary                     (33)      (19)        (78)      (38)
Income (loss) from discontinued operations                     --       218     (10,614)      894
                                                          -------   -------    --------   -------
Net loss                                                  $(1,154)  $(1,130)   $(16,699)  $(6,694)
                                                          =======   =======    ========   =======
Net loss per common share:
   Basic and diluted                                      $ (0.02)  $ (0.02)   $  (0.34)  $ (0.14)
                                                          =======   =======    ========   =======
Weighted-average shares used in per share calculation:
   Basic and diluted                                       49,318    48,831      49,100    48,819
                                                          =======   =======    ========   =======

Selected Consolidated Balance Sheet Data

                              November 30,
                            -----------------
                              2007      2006
                            -------   -------
Cash and cash equivalents   $ 7,896   $ 2,368
Short-term investments          466     1,510
Accounts receivable, net      4,475     4,587
Inventory, net                1,670     2,727
Total current assets         15,164    15,517
Long-term assets              4,703    20,871
Total assets                 19,867    36,388
Total current liabilities     5,620     5,884
Long-term liabilities         4,318     4,796
Total liabilities             9,938    10,680
Minority interest               407       302
Shareholders' equity          9,522    25,406